Exhibit 99

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Pfizer Reports Strong Second-Quarter 2025 Results And Raises 2025 EPS Guidance
■Strengthened Commercial Execution Driving Topline Growth
■Continued Progress Across R&D Pipeline
■Expanded Programs On Track to Deliver Net Cost Savings Targets
NEW YORK, Tuesday, August 5, 2025 — Pfizer Inc. (NYSE: PFE) reported financial results for the second quarter of 2025 and reaffirmed its 2025 Revenue guidance while raising guidance(1) for Adjusted(2) diluted EPS.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and CEO of Pfizer:
“Pfizer had another strong quarter of focused execution and we’re pleased with our progress in advancing our R&D pipeline, driving our commercial performance and expanding our margins. We continue to strengthen our company for the future and we’re confident in our ability to create further value for patients and our shareholders.”
David Denton, CFO and EVP of Pfizer:
“Our robust second-quarter Revenue and EPS performance demonstrates our continued focus on commercial execution and operational efficiency. We raised our full-year 2025 Adjusted diluted EPS guidance, demonstrating confidence in our ability to execute against our strategic priorities and deliver strong results for shareholders.”
OVERALL RESULTS
■Second-Quarter 2025 Revenues of $14.7 Billion, Representing 10% Year-over-Year Operational Growth
■Second-Quarter 2025 Reported(3) Diluted EPS of $0.51, and Adjusted(2) Diluted EPS of $0.78
■Reaffirms Full-Year 2025 Revenue Guidance(1) in a Range of $61.0 to $64.0 Billion
■Raises Full-Year 2025 Adjusted(2) Diluted EPS Guidance(1) by $0.10 to a Range of $2.90 to $3.10, which Absorbs a One-Time Impact of Approximately $0.20 Related to 3SBio Transaction
■On Track to Deliver Approximately $7.2 Billion in Overall Anticipated Net Cost Savings from Previously Announced Cost Improvement Initiatives(4) by End of 2027, Driving Productivity Gains and Operating Margin Expansion

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(5).
Results for the second quarter and first six months of 2025 and 2024(6) are summarized below.

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2025	2024	% Change	2025	2024	% Change
Revenues	$ 14,653	$ 13,283	10%	$ 28,367	$ 28,162	1%
Reported(3) Net Income	2,910	41	*	5,877	3,156	86%
Reported(3) Diluted EPS	0.51	0.01	*	1.03	0.55	86%
Adjusted(2) Income	4,434	3,400	30%	9,671	8,074	20%
Adjusted(2) Diluted EPS	0.78	0.60	30%	1.69	1.42	20%

* Indicates calculation not meaningful or results are greater than 100%.
REVENUES

($ in millions)	Second-Quarter				Six Months
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 14,305	$ 12,991	10%	10%	$ 27,746	$ 27,595	1%	1%
Pfizer CentreOne (PC1)	328	278	18%	18%	585	535	9%	10%
Pfizer Ignite	20	15	38%	38%	37	32	16%	16%
TOTAL REVENUES	$ 14,653	$ 13,283	10%	10%	$ 28,367	$ 28,162	1%	2%

2025 FINANCIAL GUIDANCE(1)
■Reaffirms full-year 2025 Revenue guidance and raises Adjusted(2) diluted EPS guidance(1) by $0.10 at the midpoint to a range of $2.90 to $3.10.
■The updated 2025 Adjusted(2) diluted EPS guidance takes into consideration our strong year-to-date performance, continued confidence in our business, a favorable impact from foreign exchange, progress with ongoing cost improvement initiatives, and improvement in our effective tax rate.
–Includes a one-time $1.35 billion Acquired In-Process R&D charge related to the licensing agreement with 3SBio, Inc. that will be recorded in the third quarter of 2025 with an expected unfavorable impact of approximately $0.20.
■The company’s guidance absorbs the impact of the currently imposed tariffs from China, Canada, and Mexico, as well as potential price changes this year based on the letter received on July 31, 2025 from President Trump.

Revenues	$61.0 to $64.0 billion
Adjusted(2) SI&A Expenses	$13.1 to $14.1 billion
(previously $13.3 to $14.3 billion)
Adjusted(2) R&D Expenses	$10.4 to $11.4 billion
(previously $10.7 to $11.7 billion)
Effective Tax Rate on Adjusted(2) Income	Approximately 13.0%
(previously approximately 15.0%)
Adjusted(2) Diluted EPS	$2.90 to $3.10
(previously $2.80 to $3.00)
CAPITAL ALLOCATION
During the first six months of 2025, Pfizer deployed its capital in a variety of ways, which primarily included:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
•$4.7 billion invested in internal research and development projects, and
•Approximately $150 million invested in business development transactions. Separately, the completed 3SBio transaction will be recorded in third-quarter 2025.
▪Returning capital directly to shareholders through $4.9 billion of cash dividends, or $0.86 per share of common stock.

No share repurchases have been completed to date in 2025. As of August 5, 2025, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2025. The company expects to continue to de-lever in a prudent manner in order to maintain a balanced capital allocation strategy. This includes maintaining the flexibility to deploy capital towards potential value-creating business development transactions and the potential to return capital to shareholders through share repurchases.
Diluted weighted-average shares outstanding of 5,706 million and 5,696 million were used to calculate Reported(3) and Adjusted(2) diluted EPS for second-quarter 2025 and 2024, respectively.
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2025 vs. Second-Quarter 2024)
Second-quarter 2025 revenues totaled $14.7 billion, an increase of $1.4 billion, or 10%, compared to the prior-year quarter, reflecting an operational increase of $1.3 billion, or 10%, as well as a favorable impact of foreign exchange of $22 million. The operational increase was primarily driven by an increase in revenues for the Vyndaqel family, Comirnaty, Paxlovid, Padcev, Eliquis and several other products across categories despite the unfavorable impact of higher manufacturer discounts resulting from the Inflation Reduction Act (IRA) Medicare Part D Redesign.
Second-quarter 2025 operational revenue growth was driven primarily by:
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 21% operationally, driven largely by strong demand with continuing uptake in patient diagnosis primarily in the U.S. and certain international developed markets, partially offset by lower net price in the U.S. mostly due to the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign;
▪Comirnaty globally, up 95% operationally, driven primarily by higher net revenues in the U.S. partially due to higher market share, as well as higher contractual deliveries in certain international markets;
▪Paxlovid globally, up 71% operationally, driven primarily by higher net price in the U.S. following the transition from the U.S. government agreement as well as a favorable adjustment of rebate accruals related to prior periods, partially offset by lower COVID-19 infections across the U.S. and certain international markets as well as lower international government purchases;
▪Padcev globally, up 38% operationally, driven primarily by increased market share in first-line locally advanced or metastatic urothelial cancer (la/mUC), as well as a one-time favorable impact associated with the transition to a wholesaler distribution model in the U.S.;
▪Eliquis globally, up 6% operationally, driven primarily by higher demand globally; partially offset by lower net price in the U.S., including the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign, and price erosion in certain international markets;
▪Abrysvo globally, up 155% (or up $86 million) operationally, driven primarily by higher U.S. revenues from both a favorable net sales adjustment and higher demand for the maternal indication that more than offset lower vaccination rates for the older adult indication following an updated Advisory Committee on Immunization Practices (ACIP) recommendation; as well as launch uptake for both the adult and maternal indications in certain international markets; and
▪Lorbrena globally, up 48% operationally, driven primarily by increased patient share in the first-line ALK-positive metastatic non-small cell lung cancer (ALK+ mNSCLC) treatment setting in the U.S., China, and certain other international markets, partially offset by lower net price in the U.S. mainly due to the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign;
partially offset primarily by lower revenues for:
▪Ibrance globally, down 8% operationally, driven primarily by lower net price in the U.S. largely due to the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign, as well as generic entry and timing of shipments in certain international markets.
GAAP Reported(3) Statement of Operations Highlights
SELECTED REPORTED(3) COSTS AND EXPENSES

($ in millions)	Second-Quarter				Six Months
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(3)	$ 3,778	$ 3,300	15%	13%	$ 6,624	$ 6,679	(1%)	1%
Percent of Revenues	25.8%	24.8%	N/A	N/A	23.4%	23.7%	N/A	N/A
SI&A Expenses(3)	3,415	3,717	(8%)	(8%)	6,446	7,212	(11%)	(10%)
R&D Expenses(3)	2,482	2,696	(8%)	(8%)	4,685	5,189	(10%)	(10%)
Acquired IPR&D Expenses(3)	2	6	(68%)	(68%)	11	6	72%	72%
Other (Income)/Deductions—net(3)	739	1,107	(33%)	(33%)	1,692	1,787	(5%)	—
Effective Tax Rate on Reported(3) Income	4.6%	130.2%			(0.8%)	4.8%
Second-quarter 2025 Cost of Sales(3) as a percentage of revenues increased by 0.9 percentage points compared to the prior-year quarter, driven primarily by the non-recurrence of a favorable revision to accrued royalties recorded in the second quarter of 2024, partially offset by lower amortization from the step-up of acquired inventory.
Second-quarter 2025 SI&A Expenses(3) decreased 8% operationally compared with the prior-year quarter, primarily reflecting focused investments and ongoing productivity improvements that drove a decrease in marketing and promotional spend for various products and lower spending in corporate enabling functions.
Second-quarter 2025 R&D Expenses(3) decreased 8% operationally compared with the prior-year quarter, driven primarily by a net decrease in spending due to pipeline focus and optimization, as well as lower compensation-related expenses.

The favorable period-over-period change in Other (income)/deductions—net(3) of $367 million for the second quarter of 2025, compared with the prior-year quarter, was driven primarily by (i) net gains on equity securities in the second quarter of 2025 versus net losses on equity securities in the second quarter of 2024, (ii) lower net interest expense and (iii) lower intangible asset impairment charges; partially offset by (iv) higher charges for certain legal matters.
Pfizer’s effective tax rate on Reported(3) income for the second quarter of 2025 decreased compared to the prior-year quarter primarily due to a favorable change in the jurisdictional mix of earnings.
Adjusted(2) Statement of Operations Highlights
SELECTED ADJUSTED(2) COSTS AND EXPENSES

($ in millions)	Second-Quarter				Six Months
	2025	2024	% Change		2025	2024	% Change
			Total	Oper.			Total	Oper.
Adjusted(2) Cost of Sales	$ 3,503	$ 2,768	27%	24%	$ 6,096	$ 5,804	5%	8%
Percent of Revenues	23.9%	20.8%	N/A	N/A	21.5%	20.6%	N/A	N/A
Adjusted(2) SI&A Expenses	3,395	3,669	(7%)	(8%)	6,404	7,123	(10%)	(10%)
Adjusted(2) R&D Expenses	2,438	2,671	(9%)	(9%)	4,611	5,147	(10%)	(10%)
Adjusted(2) Other (Income)/Deductions—net	186	258	(28%)	(27%)	431	555	(22%)	(5%)
Effective Tax Rate on Adjusted(2) Income	13.2%	12.9%			10.3%	15.1%
See the reconciliations of certain Reported(3) to non-GAAP Adjusted(2) financial measures and associated footnotes in the financial tables section of this press release.

RECENT NOTABLE DEVELOPMENTS (Since April 29, 2025)
Product Developments

Product/Project	Milestone	Recent Development	Link
Braftovi (encorafenib)	Phase 3 Results
May 2025. Announced statistically significant and clinically meaningful survival results from the Phase 3 BREAKWATER trial evaluating Braftovi in combination with cetuximab and mFOLFOX6 (fluorouracil, leucovorin, and oxaliplatin) in patients with metastatic colorectal cancer (mCRC) with a BRAF V600E mutation. The results showed the Braftovi combination regimen reduced the risk of death by 51% (a key secondary endpoint) and reduced the risk of disease progression or death by 47% (a co-primary endpoint) compared to standard-of-care chemotherapy with or without bevacizumab. At the time of analysis, the safety profile of Braftovi in combination with cetuximab and mFOLFOX6 continued to be consistent with the known safety profile of each respective agent. No new safety signals were identified. Based on these results, the U.S. Food and Drug Administration (FDA) accepted for review a supplemental New Drug Application (sNDA) to support potential conversion to full approval with a decision expected in the first quarter of 2026.
Full Release
Comirnaty (COVID-19 Vaccine, mRNA)	Regulatory
July 2025. Pfizer and BioNTech announced the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) has recommended marketing authorization for the companies’ LP.8.1-adapted monovalent COVID-19 vaccine for active immunization to prevent COVID-19 caused by SARS-CoV-2 in individuals 6 months of age and older. The adaptation is based on the recommendation from the EMA’s Emergency Task Force to update COVID-19 vaccines to target the LP.8.1 variant for the 2025-2026 season. Subsequently, the European Commission authorized the vaccine on July 25, 2025.
Full Release
	Regulatory	June 2025. Pfizer and BioNTech submitted a regulatory application to the FDA requesting approval of Comirnaty 2025-2026 Formula targeting the Omicron sub-variant LP.8.1.	N/A
Hympavzi (marstacimab)	Phase 3 Results
June 2025. Announced positive topline results from the Phase 3 BASIS study (NCT03938792) evaluating Hympavzi for adults and adolescents living with hemophilia A or B with inhibitors. The study met the primary endpoint and key secondary bleeding endpoints demonstrating the superiority of once-weekly subcutaneous Hympavzi in improving key bleeding outcomes compared to on-demand treatment in a patient population where less burdensome treatment approaches are needed. Hympavzi was generally well-tolerated in the study.
Full Release

Product/Project	Milestone	Recent Development	Link
Talzenna (talazoparib)	Regulatory
June 2025. Announced the FDA’s decision on the sNDA for Talzenna in combination with Xtandi for men with metastatic castration-resistant prostate cancer (mCRPC). The FDA approved updated labelling with the inclusion of final overall survival (OS) data for the combination’s existing indication for the treatment of adults with homologous recombination repair (HRR) gene-mutated mCRPC but did not expand the indication to include patients with non-HRR gene mutated mCRPC. As a result of the FDA’s decision, Pfizer will no longer pursue an expanded indication for this combination in mCRPC in the U.S.
Full Release
Xtandi (enzalutamide)	Phase 3 Results
July 2025. Astellas Pharma Inc. and Pfizer announced positive topline results from the OS analysis from the Phase 3 EMBARK study evaluating Xtandi, in combination with leuprolide and as a monotherapy, in men with non-metastatic hormone-sensitive prostate cancer (nmHSPC; also known as non-metastatic castration-sensitive prostate cancer or nmCSPC) with biochemical recurrence (BCR) at high risk for metastasis. For patients treated with Xtandi plus leuprolide, a statistically significant and clinically meaningful improvement in OS was observed versus placebo plus leuprolide. A favorable trend towards improved OS was shown for Xtandi as monotherapy, however the difference did not reach statistical significance. Safety results were consistent with the demonstrated safety profile of Xtandi, with no new safety signals observed in the analysis.
Full Release
Phase 3 Results
May 2025. Astellas Pharma Inc. and Pfizer announced longer-term follow-up results from an open-label extension of the Phase 3 ARCHES (NCT02677896) study, reporting a five-year follow up of OS benefits and a 30% reduction in the risk of death in men with metastatic hormone-sensitive prostate cancer (mHSPC) treated with Xtandi plus androgen deprivation therapy (ADT) compared to placebo plus ADT. The incidence of treatment-emergent adverse events in the five-year follow-up is consistent with prior ARCHES analyses and no new safety signals were identified.
Full Release

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Milestone	Recent Development	Link
vepdegestrant	Phase 3 Results
May 2025. Arvinas, Inc. and Pfizer announced detailed results from the Phase 3 VERITAC-2 clinical trial (NCT05654623) evaluating vepdegestrant monotherapy versus fulvestrant in adults with estrogen receptor-positive, human epidermal growth factor receptor 2-negative (ER+/HER2-) advanced or metastatic breast cancer whose disease progressed following prior treatment with cyclin-dependent kinase (CDK) 4/6 inhibitors and endocrine therapy. The VERITAC-2 results demonstrated a statistically significant and clinically meaningful improvement in progression-free survival (PFS) among patients with an estrogen receptor 1 mutation, reducing the risk of disease progression or death by 43% compared to fulvestrant. The trial did not reach statistical significance in improvement in PFS in the intent-to-treat population. Vepdegestrant was generally well tolerated, with few discontinuations and low rates of gastrointestinal-related adverse events.
Full Release
Corporate Developments

Topic	Recent Development	Link
Eliquis 360 Support
July 2025. The Bristol Myers Squibb-Pfizer Alliance announced a new direct-to-patient option for purchasing Eliquis (apixaban) via the Alliance’s patient resource Eliquis 360 Support, offering an opportunity for eligible cash-paying patients with a prescription to pay a discounted rate of more than 40% less than the current list price beginning September 8, 2025.
Full Release
Business Development
July 2025. Announced the completion of an exclusive global, ex-China, in-licensing agreement with 3SBio, Inc., a leading Chinese biopharmaceutical company, for the development, manufacturing and commercialization of SSGJ-707, a bispecific antibody targeting PD-1 and VEGF, currently undergoing several clinical trials in China for non-small cell lung cancer, metastatic colorectal cancer, and gynecological tumors. Under the terms of the agreement, 3SBio and its subsidiaries Shenyang Sunshine Pharmaceutical Co., Ltd. and 3S Guojian Pharmaceutical (Shanghai) Co., Ltd. granted Pfizer an exclusive global license to develop, manufacture and commercialize SSGJ-707 worldwide, with an option to develop and commercialize in China. 3SBio will receive an upfront payment of $1.25 billion and is eligible to receive milestone payments associated with certain development, regulatory and commercial milestones up to $4.8 billion as well as tiered double-digit royalties on sales of SSGJ-707, if approved. In exchange for an option to the exclusive rights in China, Pfizer will make an upfront payment to 3SBio of $100 million and, in the event the option is exercised, would pay an option exercise fee of up to $50 million depending on future events. Pfizer has also made a $100 million equity investment in 3SBio.
Full Release

PFIZER TO HOST CONFERENCE CALL
Pfizer will host a live conference call and webcast today at 10:00 AM EDT. To access the live conference call and view the second-quarter 2025 earnings presentation, accompanying prepared remarks from management, and infographic, visit our website at pfizer.com/investors.
You can also listen to the conference call by dialing either 800-456-4352 in the U.S. and Canada or 785-424-1086 outside of the U.S. and Canada. The passcode is “49385”.
The transcript and webcast replay of the call will be made available on our website at pfizer.com/investors within 24 hours after the end of the live conference call and will be accessible for at least 90 days.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Pfizer does not provide guidance for U.S. generally accepted accounting principles (GAAP) Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2025 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of August 5, 2025.
▪An anticipated unfavorable revenue impact of approximately $0.5 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are a blend of actual rates in effect through second-quarter 2025 and mid-July 2025 rates for the remainder of the year.
▪Guidance for Adjusted(2) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.72 billion shares, and assumes no share repurchases in 2025.
▪The company’s guidance absorbs the impact of the currently imposed tariffs from China, Canada, and Mexico, as well as potential price changes this year based on the letter received on July 31, 2025 from President Trump.
(2)Adjusted income and Adjusted diluted earnings per share (EPS) are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and the first six months of 2025 and 2024. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(3). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2024 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(3)Revenues is defined as revenues in accordance with U.S. GAAP. Reported net income and its components are defined as net income attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted EPS is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(4)On track to deliver approximately $7.7 billion in anticipated overall savings (approximately $7.2 billion of net cost savings) from previously announced cost improvement initiatives:
▪Approximately $4.5 billion of overall net cost savings from Pfizer’s ongoing cost realignment program are expected to be achieved by the end of 2025. An additional approximately $1.2 billion of anticipated net cost savings, primarily in SI&A, is expected to be fully achieved by the end of 2027. The net cost savings are calculated versus the midpoint of Pfizer’s 2023 SI&A and R&D expense guidance provided on August 1, 2023.
▪On track to deliver anticipated R&D re-organization cost savings of approximately $500 million to be fully realized by the end of 2026, with savings to be reinvested in the pipeline.
▪The first phase of the Manufacturing Optimization Program is on track to deliver approximately $1.5 billion in net cost savings by the end of 2027, with initial savings anticipated in the latter part of 2025.
(5)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(6)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflects the three and six months ended on June 29, 2025 and June 30, 2024, while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflects the three and six months ended on May 25, 2025 and May 26, 2024.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2025	2024	(Decr.)	2025	2024	(Decr.)
Revenues:
Product revenues(2)	$11,954	$10,871	10	$23,248	$23,314	—
Alliance revenues	2,273	2,067	10	4,386	4,240	3
Royalty revenues	426	345	23	734	608	21
Total revenues	14,653	13,283	10	28,367	28,162	1
Costs and expenses:
Cost of sales(2), (3)	3,778	3,300	15	6,624	6,679	(1)
Selling, informational and administrative expenses(3)	3,415	3,717	(8)	6,446	7,212	(11)
Research and development expenses(3)	2,482	2,696	(8)	4,685	5,189	(10)
Acquired in-process research and development expenses	2	6	(68)	11	6	72
Amortization of intangible assets	1,211	1,307	(7)	2,421	2,615	(7)
Restructuring charges and certain acquisition-related costs(4)	(18)	1,254	*	660	1,356	(51)
Other (income)/deductions––net(5)	739	1,107	(33)	1,692	1,787	(5)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	3,044	(103)	*	5,828	3,318	76
Provision/(benefit) for taxes on income(6)	141	(134)	*	(48)	159	*
Income from continuing operations	2,903	31	*	5,876	3,159	86
Discontinued operations––net of tax	25	17	48	25	12	*
Net income before allocation to noncontrolling interests	2,928	48	*	5,901	3,171	86
Less: Net income attributable to noncontrolling interests	18	7	*	24	15	62
Net income attributable to Pfizer Inc. common shareholders	$2,910	$41	*	$5,877	$3,156	86

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.51	$0.01	*	$1.03	$0.56	85
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.51	$0.01	*	$1.03	$0.56	86

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.51	$0.01	*	$1.03	$0.55	86
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.51	$0.01	*	$1.03	$0.55	86
Weighted-average shares used to calculate earnings per common share:
Basic	5,685	5,666		5,680	5,662
Diluted	5,706	5,696		5,708	5,696
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and six months ended June 29, 2025 and June 30, 2024. Subsidiaries operating outside the U.S. are included for the three and six months ended May 25, 2025 and May 26, 2024.
The financial results for the three and six months ended June 29, 2025 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)The Product revenues amount for the first six months of 2024 included a $771 million favorable final adjustment to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million Emergency Use Authorization (EUA)-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023. The Cost of sales amount for the first six months of 2025 includes a favorable revision of our estimate of accrued royalties.
(3)Exclusive of amortization of intangible assets.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS)	2025	2024	2025	2024
Restructuring charges/(credits)––acquisition-related costs(a)	$3	$(5)	$12	$84
Restructuring charges/(credits)––cost reduction initiatives(b)	(77)	1,109	535	1,030
Restructuring charges/(credits)	(74)	1,104	547	1,114
Transaction costs(c)	—	—	—	5
Integration costs and other(d)	56	150	113	237
Restructuring charges and certain acquisition-related costs	$(18)	$1,254	$660	$1,356
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The credits for the second quarter of 2025 mainly reflect revisions of estimates of previously recorded accruals for employee termination costs associated with our Manufacturing Optimization Program, driven in large part by higher-than-expected voluntary attrition. The charges for the first six months of 2025 primarily represent employee termination costs, asset impairments and exit costs associated with our enterprise-wide cost realignment program, partially offset by the aforementioned revisions of estimates of previously recorded accruals for employee termination costs associated with our Manufacturing Optimization Program. The charges for the second quarter and first six months of 2024 primarily represent employee termination costs associated with our Manufacturing Optimization Program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.
(5)Components of Other (income)/deductions––net include:

	Second-Quarter		Six Months
(MILLIONS)	2025	2024	2025	2024
Interest income	$(156)	$(130)	$(299)	$(259)
Interest expense	654	778	1,308	1,568
Net interest expense(a)	498	648	1,009	1,310
Net (gains)/losses recognized during the period on equity securities(b)	(75)	342	295	317
Net periodic benefit costs/(credits) other than service costs	(101)	(106)	(260)	(209)
Certain legal matters, net(c)	422	169	564	377
Certain asset impairments(d)	93	240	317	349
Haleon equity method (income)/loss	—	(40)	—	48
Other, net(e)	(97)	(146)	(233)	(404)
Other (income)/deductions––net	$739	$1,107	$1,692	$1,787
(a)The decrease in net interest expense in the second quarter and first six months of 2025 reflects (i) a decrease in interest expense primarily driven by a reduction in commercial paper outstanding and (ii) an increase in interest income due to a higher total average investment asset balance compared to 2024.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(b)The net losses in the first six months of 2025 include, among other things, a net loss of $144 million related to our investment in Haleon plc (Haleon), composed of unrealized losses of $1.0 billion, partially offset by $900 million in realized gains on the sales of our remaining investment.
(c)The amounts for the second quarter and first six months of 2025 primarily include certain product liability and other legal expenses. The amounts for the second quarter and first six months of 2024 primarily included certain product liability expenses related to products discontinued and/or divested by Pfizer.
(d)The amount for the first six months of 2025 primarily includes an intangible asset impairment charge of $210 million for KRAS G12D, a Phase 2 indefinite-lived out-licensed asset that was discontinued by our out-licensing partner. The amounts for the second quarter and first six months of 2024 included a $240 million intangible asset impairment charge, related to in-process research and development associated with a Phase 3 study for the treatment of Duchenne muscular dystrophy (DMD), which reflected unfavorable clinical trial results.
(e)The first six months of 2025 primarily include dividend income of $111 million from our investment in ViiV Healthcare Limited (ViiV). The first six months of 2024 included, among other things, a $150 million realized gain on the partial sale of our investment in Haleon and dividend income of $135 million from our investment in ViiV.
(6)Our effective tax rates for income/(loss) from continuing operations were 4.6% and (0.8)% for the three and six months ended June 29, 2025, respectively, and 130.2% and 4.8% for the three and six months ended June 30, 2024, respectively. The lower effective tax rate for the second quarter of 2025, compared to the second quarter of 2024, was primarily due to a favorable change in the jurisdictional mix of earnings. The negative and lower effective tax rate for the first six months of 2025, compared to the first six months of 2024, was primarily due to tax benefits related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Any expenses for acquired IPR&D are included in our non-GAAP Adjusted results but we exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2025 and 2024 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2024 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Second-Quarter 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$3,778	$3,415	$739		$2,910	$0.51
Amortization of intangible assets	—	—	—		1,211
Acquisition-related items	(243)	(1)	(32)		338
Discontinued operations	—	—	—		(25)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(29)	(14)	—		4
Certain asset impairments(4)	—	—	(93)		93
(Gains)/losses on equity securities	—	—	75		(75)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	9		(9)
Other(5)	(4)	(5)	(512)		523
Income tax provision—non-GAAP items					(537)
Non-GAAP Adjusted	$3,503	$3,395	$186	(6)	$4,434	$0.78

	Six Months Ended June 29, 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$6,624	$6,446	$1,692		$5,877	$1.03
Amortization of intangible assets	—	—	—		2,421
Acquisition-related items	(449)	(1)	(39)		620
Discontinued operations	—	—	—		(25)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(53)	(20)	—		670
Certain asset impairments(4)	—	—	(317)		317
(Gains)/losses on equity securities(4)	—	—	(295)		295
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	68		(68)
Other(5)	(26)	(20)	(678)		730
Income tax provision—Non-GAAP items					(1,167)
Non-GAAP Adjusted	$6,096	$6,404	$431	(6)	$9,671	$1.69
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Second-Quarter 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$3,300	$3,717	$1,107		$41	$0.01
Amortization of intangible assets	—	—	—		1,307
Acquisition-related items	(445)	(10)	(18)		617
Discontinued operations	—	—	—		(20)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(50)	(36)	—		1,215
Certain asset impairments(4)	—	—	(240)		240
(Gains)/losses on equity securities	—	—	(342)		342
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(2)		2
Other(5)	(37)	(3)	(247)		292
Income tax provision—non-GAAP items					(635)
Non-GAAP Adjusted	$2,768	$3,669	$258	(6)	$3,400	$0.60

	Six Months Ended June 30, 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$6,679	$7,212	$1,787		$3,156	$0.55
Amortization of intangible assets	—	—	—		2,615
Acquisition-related items	(762)	(16)	(21)		1,125
Discontinued operations	—	—	—		(20)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(71)	(65)	—		1,198
Certain asset impairments(4)	—	—	(349)		349
(Gains)/losses on equity securities	—	—	(317)		317
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(5)		5
Other(5)	(42)	(8)	(541)		599
Income tax provision—Non-GAAP items					(1,271)
Non-GAAP Adjusted	$5,804	$7,123	$555	(6)	$8,074	$1.42

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income/(loss) from continuing operations were 4.6% and (0.8)% for the three and six months ended June 29, 2025, respectively, and 130.2% and 4.8% for the three and six months ended June 30, 2024, respectively. See Note (6) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 13.2% and 10.3% for the three and six months ended June 29, 2025, respectively, and 12.9% and 15.1% for the three and six months ended June 30, 2024, respectively.
(2)The amounts for the second quarter and first six months of 2025 and 2024 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)See Note (5) to the Consolidated Statements of Operations above.
(5)For the second quarter and first six months of 2025, the total Other (income)/deductions––net adjustments of $512 million and $678 million, respectively, primarily include charges of $422 million for the second quarter and $564 million for the first six months for certain legal matters, primarily representing certain product liability and other legal expenses. For the second quarter of 2024, the total Other (income)/deductions––net adjustment of $247 million primarily included charges of (i) $169 million for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer and (ii) $104 million mostly related to Pfizer’s share of an investee capital transaction recognized by Haleon plc (Haleon) for treasury stock Haleon purchased in the first quarter of 2024. For the first six months of 2024, the total Other (income)/deductions––net adjustment of $541 million primarily included charges of (i) $377 million for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer and (ii) $351 million mostly related to (a) our equity-method accounting pro-rata share of intangible asset amortization, impairments and restructuring costs recorded by Haleon, as well as (b) adjustments to our equity-method basis differences and (c) Pfizer’s share of the aforementioned investee capital transaction, partially offset by (iii) a $150 million realized gain on the partial sale of our investment in Haleon.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Second-Quarter		Six Months
(MILLIONS)	2025	2024	2025	2024
Interest income	$(156)	$(130)	$(299)	$(259)
Interest expense	656	781	1,313	1,573
Net interest expense	500	651	1,014	1,314
Net periodic benefit costs/(credits) other than service costs	(92)	(107)	(192)	(214)
Haleon equity method (income)/loss	—	(145)	—	(303)
Other, net	(222)	(140)	(391)	(242)
Non-GAAP Adjusted Other (income)/deductions––net	$186	$258	$431	$555
See Note (5) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
SECOND-QUARTER 2025 and 2024 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2025	2024	% Change		2025	2024	% Change	2025	2024	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$14,653	$13,283	10%	10%	$8,894	$7,892	13%	$5,759	$5,391	7%	6%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$14,305	$12,991	10%	10%	$8,793	$7,828	12%	$5,512	$5,163	7%	6%
Primary Care	$5,540	$4,952	12%	12%	$3,431	$2,938	17%	$2,109	$2,014	5%	4%
Eliquis(b)	2,003	1,877	7%	6%	1,322	1,262	5%	681	615	11%	8%
Prevnar family(c)	1,383	1,359	2%	2%	860	832	3%	523	527	(1%)	—
Paxlovid	427	251	70%	71%	328	68	*	99	184	(46%)	(45%)
Comirnaty	381	195	96%	95%	176	58	*	205	137	49%	49%
Nurtec ODT/Vydura	359	356	1%	1%	333	339	(2%)	25	17	48%	47%
Abrysvo	143	56	*	*	101	41	*	42	15	*	*
FSME-IMMUN/TicoVac	109	100	9%	6%	1	1	16%	108	99	9%	6%
All other Primary Care	736	759	(3%)	(3%)	309	338	(9%)	427	421	1%	2%
Specialty Care	$4,378	$4,083	7%	7%	$2,085	$1,973	6%	$2,293	$2,110	9%	9%
Vyndaqel family(d)	1,615	1,323	22%	21%	990	861	15%	626	462	35%	32%
Xeljanz	322	303	6%	6%	206	181	14%	115	122	(5%)	(6%)
Sulperazon (Outside the U.S. and Canada)	166	144	15%	16%	—	—	—	166	144	15%	16%
Zavicefta (Outside the U.S. and Canada)	163	150	9%	10%	—	—	—	163	150	9%	10%
Enbrel (Outside the U.S. and Canada)	154	179	(14%)	(14%)	—	—	—	154	179	(14%)	(14%)
Inflectra	139	97	43%	43%	100	43	*	39	54	(28%)	(26%)
Zithromax	56	74	(25%)	(25%)	—	—	*	56	74	(25%)	(25%)
Genotropin	106	119	(10%)	(10%)	18	28	(37%)	89	91	(2%)	(1%)
Cresemba	111	71	56%	55%	—	—	—	111	71	56%	55%
Cibinqo	69	47	47%	46%	24	15	59%	44	32	41%	40%
All other Hospital	1,087	1,146	(5%)	(5%)	586	609	(4%)	501	537	(7%)	(6%)
All other Specialty Care	390	429	(9%)	(8%)	161	235	(31%)	229	194	18%	20%
Oncology	$4,387	$3,956	11%	11%	$3,277	$2,918	12%	$1,110	$1,038	7%	6%
Ibrance	1,049	1,130	(7%)	(8%)	696	741	(6%)	353	390	(9%)	(11%)
Xtandi(e)	566	495	14%	14%	566	495	14%	—	—	—	—
Padcev	542	394	38%	38%	534	387	38%	7	7	9%	11%
Oncology biosimilars(f)	353	279	26%	27%	257	177	45%	97	103	(6%)	(5%)
Lorbrena	251	169	49%	48%	100	70	43%	151	99	53%	52%
Adcetris(g)	255	279	(9%)	(9%)	248	271	(9%)	6	7	(11%)	(9%)
Inlyta	243	252	(4%)	(4%)	132	151	(13%)	111	101	9%	10%
Braftovi/Mektovi	182	148	23%	23%	171	142	21%	10	6	60%	67%
Bosulif	149	167	(11%)	(12%)	116	118	(1%)	32	49	(34%)	(36%)
Tukysa	132	121	9%	8%	107	97	11%	24	24	—	(2%)
Aromasin	111	87	27%	28%	1	1	(10%)	111	87	27%	28%
Elrexfio	85	22	*	*	35	18	96%	50	5	*	*
Talzenna	46	32	44%	43%	34	25	37%	12	7	67%	62%
Tivdak	46	33	39%	38%	43	32	34%	2	1	*	*
All other Oncology	380	347	10%	10%	237	194	22%	143	153	(7%)	(6%)
PFIZER CENTREONE(h)	$328	$278	18%	18%	$81	$49	65%	$247	$229	8%	8%
PFIZER IGNITE	$20	$15	38%	38%	$20	$15	38%	$—	$—	—	—

Total Alliance revenues included above	$2,273	$2,067	10%	9%	$1,837	$1,680	9%	$437	$387	13%	10%
Total Royalty revenues included above	$426	$345	23%	23%	$423	$344	23%	$3	$2	58	53
See end of tables for notes.

PFIZER INC. - REVENUES
SIX MONTHS 2025 and 2024 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2025	2024	% Change		2025	2024	% Change	2025	2024	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$28,367	$28,162	1%	2%	$17,268	$17,406	(1%)	$11,100	$10,756	3%	5%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$27,746	$27,595	1%	1%	$17,078	$17,254	(1%)	$10,668	$10,341	3%	5%
Primary Care	$11,236	$12,163	(8%)	(7%)	$7,009	$8,033	(13%)	$4,228	$4,131	2%	4%
Eliquis(b)	3,926	3,917	—	1%	2,621	2,675	(2%)	1,305	1,242	5%	7%
Prevnar family(c)	3,043	3,050	—	—	2,030	1,981	2%	1,013	1,069	(5%)	(3%)
Comirnaty	945	548	72%	74%	406	176	*	540	373	45%	47%
Paxlovid(i)	918	2,286	(60%)	(59%)	675	1,868	(64%)	244	418	(42%)	(39%)
Nurtec ODT/Vydura	607	533	14%	14%	561	506	11%	46	27	68%	69%
Abrysvo	274	201	36%	39%	164	172	(5%)	110	29	*	*
FSME-IMMUN/TicoVac	172	165	4%	4%	2	2	1%	170	163	4%	4%
All other Primary Care	1,350	1,463	(8%)	(6%)	550	652	(16%)	800	811	(1%)	1%
Specialty Care	$8,364	$7,926	6%	7%	$3,986	$3,732	7%	$4,378	$4,194	4%	7%
Vyndaqel family(d)	3,101	2,460	26%	27%	1,976	1,612	23%	1,125	848	33%	34%
Xeljanz	450	497	(10%)	(9%)	226	255	(11%)	223	242	(8%)	(6%)
Sulperazon (Outside the U.S. and Canada)	330	311	6%	7%	—	—	—	330	311	6%	7%
Zavicefta (Outside the U.S. and Canada)	299	275	8%	12%	—	—	—	299	275	8%	12%
Enbrel (Outside the U.S. and Canada)	294	338	(13%)	(10%)	—	—	—	294	338	(13%)	(10%)
Inflectra	291	255	14%	15%	202	140	45%	89	116	(23%)	(20%)
Zithromax	213	274	(22%)	(20%)	—	—	(75%)	213	274	(22%)	(20%)
Genotropin	201	239	(16%)	(13%)	29	58	(51%)	172	181	(5%)	(1%)
Cresemba	184	146	26%	27%	—	—	—	184	146	26%	27%
Cibinqo	127	89	43%	44%	48	38	25%	79	50	57%	59%
All other Hospital	2,170	2,221	(2%)	(1%)	1,202	1,175	2%	968	1,046	(7%)	(5%)
All other Specialty Care	705	821	(14%)	(12%)	302	453	(33%)	402	368	9%	14%
Oncology	$8,145	$7,505	9%	9%	$6,083	$5,490	11%	$2,062	$2,015	2%	4%
Ibrance	2,026	2,184	(7%)	(7%)	1,354	1,420	(5%)	671	765	(12%)	(11%)
Xtandi(e)	1,023	913	12%	12%	1,023	913	12%	—	—	—	—
Padcev	967	735	32%	32%	953	721	32%	14	14	5%	6%
Oncology biosimilars(f)	617	543	14%	15%	434	336	29%	183	207	(12%)	(8%)
Lorbrena	473	332	42%	44%	192	129	49%	281	203	38%	40%
Adcetris	472	536	(12%)	(12%)	461	524	(12%)	11	12	(10%)	(7%)
Inlyta	462	489	(6%)	(5%)	261	292	(11%)	201	197	2%	4%
Braftovi/Mektovi	317	264	20%	21%	299	252	19%	18	12	57%	66%
Bosulif	300	313	(4%)	(4%)	236	219	8%	64	93	(32%)	(31%)
Tukysa	234	227	3%	3%	190	186	2%	44	41	6%	7%
Aromasin	219	170	29%	31%	1	1	(16%)	218	169	29%	31%
Elrexfio	145	35	*	*	66	29	*	79	6	*	*
Talzenna	86	55	56%	57%	63	42	50%	23	13	77%	78%
Tivdak	79	60	31%	31%	74	60	24%	5	1	*	*
All other Oncology	725	648	12%	13%	475	365	30%	250	283	(12%)	(9%)
PFIZER CENTREONE(h)	$585	$535	9%	10%	$153	$120	28%	$432	$416	4%	5%
PFIZER IGNITE	$37	$32	16%	16%	$37	$32	16%	$—	$—	—	—

Total Alliance revenues included above	$4,386	$4,240	3%	4%	$3,563	$3,461	3%	$823	$779	6%	7%
Total Royalty revenues included above	$734	$608	21%	21%	$728	$606	20%	$6	$2	*	*

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In 2025, the commercial structure within our Biopharma reportable segment is composed of the Pfizer U.S. Commercial Division and the Pfizer International Commercial Division. For additional information regarding our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2024 Annual Report on Form 10-K (available at www.pfizer.com).

(b)	Reflects alliance revenues and product revenues.
(c)	Prevnar family includes revenues from Prevnar 20/Apexxnar (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(d)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(e)	Primarily reflects alliance revenues and royalty revenues.
(f)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Ruxience, Retacrit, Zirabev, Trazimera and Nivestym.
(g)	Reflects product revenues and royalty revenues.
(h)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships.

(i)
The amount for the first six months of 2024 included a $771 million favorable final adjustment to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.

*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of August 5, 2025. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, discontinuations, clinical trial results and other developing data, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics, including demand, market size and utilization rates and growth, performance, timing of exclusivity and potential benefits; potential impact of tariffs and pricing dynamics; strategic reviews; leverage and capital allocation objectives; an enterprise-wide cost realignment program (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program to reduce our cost of goods sold (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our acquisition of Seagen and our licensing agreement with 3SBio, and our ability to successfully capitalize on growth opportunities and prospects; manufacturing and product supply; our ongoing efforts to respond to COVID-19; our expectations regarding the impact of COVID-19 on our business, operations and financial results; and the expected seasonality of demand for certain of our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure you that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications, and if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, approval or authorization, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; uncertainties regarding the ability to obtain or maintain, and the scope of, recommendations by technical or advisory committees, and the timing of, and ability to obtain, pricing approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business or operations relationships; risks related to growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as COVID-19) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, including, among others, the risk that as the market for COVID-19 products remains endemic and seasonal and/or COVID-19 infection rates do not follow prior patterns, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, which has in the past and may continue to lead to reduced revenues, excess inventory or other unanticipated charges; risks related to our ability to develop and commercialize variant adapted vaccines, combinations and/or treatments; uncertainties related to recommendations and coverage for, and the public’s adherence to, vaccines, boosters, treatments or combinations, including uncertainties related to the potential impact of narrowing recommended patient populations; whether or when our EUAs or biologics licenses will expire, terminate or be revoked; and potential third-party royalties or other claims related to Comirnaty and Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of global trade tensions, as well as currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and recent and possible future changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions, tariffs and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;
•risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy regarding tariffs or other trade policy;
•the risk and impact of tariffs on our business, which is subject to a number of factors including, but not limited to, restrictions on trade, the effective date and duration of such tariffs, countries included in the scope of tariffs, changes to amounts of tariffs, and potential retaliatory tariffs or other retaliatory actions imposed by other countries;
•the impact of disruptions related to climate change and natural disasters;

•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines, and our voluntary withdrawal of all lots of Oxbryta in all markets where it is approved and any regulatory or other impact on Oxbryta and other sickle cell disease assets;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate-related goals and progress our environmental sustainability and other priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation, including executive orders or other change in laws, regulations or policy, or any significant spending reduction or cost control efforts affecting Medicare, Medicaid, the 340B Drug Pricing Program or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022 (IRA) and the IRA Medicare Part D Redesign, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, including the potential for international reference pricing, including Most- Favored-Nation drug pricing, intellectual property, reimbursement or access to or recommendations for our medicines and vaccines, taxes or other restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•risks and uncertainties related to changes to vaccine or other healthcare policy in the U.S.;
•legislation or regulatory action in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, data protection and cybersecurity, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws, regulations and policies affecting our operations, including, without limitation, the IRA, as well as changes in such laws, regulations or policies or their interpretation, including, among others, new or changes in tariffs, tax laws and regulations internationally and in the U.S., including the One Big Beautiful Bill Act, which was enacted on July 4, 2025, and is still subject to further guidance; the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, government cost-cutting measures and related impacts on, among other matters, government staffing, resources and ability to timely review and process regulatory or other submissions; restrictions related to certain data transfers and transactions involving certain countries; and potential changes to existing tax laws, tariffs, or changes to other laws, regulations or policies in the U.S., including by the U.S. Presidential administration and Congress, as well as in other countries;
Risks Related to Intellectual Property, Technology and Cybersecurity:
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of patent coverage; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure from, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products;
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others; and
•risks and challenges related to the use of software and services that include artificial intelligence-based functionality and other emerging technologies.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.
Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.